UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 6, 2015

ABAXIS, Inc.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 6, 2015, the Board of Directors (the “Board”) of Abaxis, Inc. (the “Company”) adopted amended and restated bylaws of the Company (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws were primarily adopted to address the separate roles of the Company’s Chief Executive Officer and President, as a result of the promotion of Don Wood to President and Clinton H. Severson’s continued service as the Company’s Chairman of the Board and Chief Executive Officer. In addition, various provisions in the Amended and Restated Bylaws were updated or clarified. The changes reflected by the Amended and Restated Bylaws include: (i) the Company may have a separate Chief Executive Officer and President; (ii) the Chief Executive Officer shall be the general manager of the Company and have general supervision, direction and control of the business and officers of the Company; (iii) the Chief Executive Officer shall have the ability to call meetings of the Board and special meetings of shareholders; and (iv) the Board shall determine the place of shareholder meetings.

The foregoing summary of certain provisions of the Amended and Restated Bylaws is not meant to be complete or exhaustive and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which are attached as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Abaxis, Inc., effective July 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2015

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Abaxis, Inc., effective July 6, 2015.